Exhibit 23.2



                  [Letterhead of Kronick Kalada
                        Berdy & Co. P.C.]










The Board of Directors
Upper Valley Bancorp, Inc.

We consent to the use in this registration of First Jermyn Corp.
of our report dated January 16, 1998 included herein and to the reference to our firm under the heading "Experts" in the registration statement.


                              /s/ Kronick Kalada Berdy & Co. P.C.





Kingston, Pennsylvania
April 2, 1998